Exhibit 99.B.(d)(3)

INVESTMENT ADVISORY AGREEMENT
between
CEMPCLSSF FUND LIMITED
and
VICTORY CAPITAL MANAGEMENT INC.

AGREEMENT made as of the 1st day of May, 2015, by and between CEMPCLSSF Fund Limited (the “Company”), an exempted company with limited liability in the Cayman Islands, and Victory Capital Management Inc., a New York corporation (the “Adviser”).

WHEREAS, the Company has been incorporated as an exempted company with limited liability in the Cayman Islands to engage in business as an open-end management investment company.  The Company currently has one series of participating shares, which are offered solely to the Compass EMP Commodity Strategies Enhanced Volatility Weighted Fund, a series of Compass EMP Funds Trust; and

WHEREAS, the Company desires to retain the Adviser to furnish investment advisory services to the Company, and the Adviser represents that it is willing and possesses legal authority to so furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.                                      Appointment.

(a)                                 General.  The Company hereby appoints the Adviser to act as investment adviser to the Company for the period and on the terms set forth in this Agreement.  The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

(b)                                 Employees of Affiliates.  The Adviser may, in its discretion, provide such services through its own employees or the employees of one or more affiliated companies that are qualified to act as an investment adviser to the Company under applicable laws; provided that (i) all persons, when providing services hereunder, are functioning as part of an organized group of persons, and (ii) such organized group of persons is managed at all times by authorized officers of the Adviser.

(c)                                  Sub-Advisers.  It is understood and agreed that the Adviser may from time to time employ or associate with such other entities or persons as the Adviser believes appropriate to assist in the performance of this Agreement with respect to the Company (each a “Sub-Adviser”), and that any such Sub-Adviser shall have all of the rights and powers of the Adviser set forth in this Agreement; provided that the Company shall not pay any additional compensation for any Sub-Adviser and the Adviser shall be as fully responsible to the Company for the acts and omissions of the Sub-Adviser as it is for its own acts and omissions; and provided further that the retention of any Sub-Adviser shall be approved in advance by (i) the Board of Directors of the Company and (ii) the shareholders of the Company if required under any applicable provisions of the Investment Company Act of 1940 (the “1940”) or any exemptive relief granted thereunder.  The Adviser will review, monitor and report to the Company’s Board of Directors regarding the performance and investment procedures of any Sub-Adviser.  In the event that the services of any Sub-Adviser are terminated, the Adviser may provide investment advisory services pursuant to this Agreement to the Company without a Sub-

Adviser or employ another Sub-Adviser without further shareholder approval.  A Sub-Adviser may be an affiliate of the Adviser.

2.                                      Delivery of Documents.  The Company has delivered to the Adviser copies of each of the following documents along with all amendments thereto through the date hereof, and will promptly deliver to it all future amendments and supplements thereto, if any:

(a)                                 the Company’s Memorandum and Articles of Association;

(b)                                 resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement;

(c)                                  the current Offering Memorandum of the Company.

3.                                      Investment Advisory Services.

(a)                                 Management of the Company.  The Adviser hereby undertakes to act as investment adviser to the Company.  The Adviser shall regularly provide investment advice to the Company and continuously supervise the investment and reinvestment of cash, securities and other property composing the assets of the Company and, in furtherance thereof, shall:

(i)                                     supervise all aspects of the operations of the Company;

(ii)                                  obtain and evaluate pertinent economic, statistical and financial data, as well as other significant events and developments, which affect the economy generally, the Company’s investment programs, and the issuers of securities included in the Company’s investment portfolios and the industries in which they engage, or which may relate to securities or other investments which the Adviser may deem desirable for inclusion in the Company’s investment portfolio;

(iii)                               determine which issuers and securities shall be included in the portfolio of the Company;

(iv)                              furnish a continuous investment program for the Company;

(v)                                 in its discretion and without prior consultation with the Company, buy, sell, lend and otherwise trade any stocks, bonds and other securities and investment instruments on behalf of the Company; and

(vi)                              vote all proxies solicited by or with respect to the issuers of securities in which assets of the Company may be invested in a manner that complies with the Company’s proxy voting policies and procedures and, in the good faith judgment of the Adviser, best serves the interests of the Company’s shareholder; maintain records of all proxies voted on behalf of the Company; and provide information to the Company or designated agent in a manner that is sufficiently complete and timely to ensure the Company’s compliance with any filing obligations;

(vii)                           take, on behalf of the Company, all actions the Adviser may deem necessary in order to carry into effect such investment program and the Adviser’s functions as provided above, including the making of appropriate periodic reports to the Company’s Board of Directors.

(b)                                 Covenants.  The Adviser shall carry out its investment advisory and supervisory responsibilities in a manner consistent with the investment objectives, policies, and restrictions provided in:  (i) the Company’s  Memorandum and Articles of Association as revised and in effect from time to time; (ii) laws of the Cayman Islands; (iii) other applicable laws; and (iv) such other investment policies, procedures and/or limitations as may be adopted by the Company and provided to the Adviser in writing.  The management of the Company’s assets by the Adviser shall at all times be subject to the review of the Company’s Board of Directors.

(c)                                  Books and Records.  Pursuant to applicable law, the Adviser shall keep the Company’s books and records required to be maintained by, or on behalf of, the Company with respect to advisory services rendered hereunder.  The Adviser agrees that all records that it maintains for the Company are the property of the Company, and it will promptly surrender any of such records to the Company upon the Company’s request.  The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records of the Company required to be preserved by such Rule.

(d)                                 Reports, Evaluations and other Services.  The Adviser shall furnish reports, evaluations, information or analyses to the Company in connection with the Adviser’s services hereunder as the Company’s Board of Directors may request from time to time or as the Adviser may otherwise deem to be desirable.  The Adviser shall make recommendations to the Company’s Board of Directors with respect to Company policies, and shall carry out such policies as are adopted by the Board of Directors.  The Adviser shall, subject to review by the Board of Directors, furnish such other services as the Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.

(e)                                  Purchase and Sale of Securities.  The Adviser shall place all orders for the purchase and sale of portfolio securities for the Company with brokers or dealers selected by the Adviser, which may include brokers or dealers affiliated with the Adviser to the extent permitted by the 1940 Act and the Company’s policies and procedures.  The Adviser shall use its best efforts to seek to execute portfolio transactions at prices which, under the circumstances, result in total costs or proceeds being the most favorable to the Company.  In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, research services provided to the Adviser, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.  In no event shall the Adviser be under any duty to obtain the lowest commission or the best net price for the Company on any particular transaction, nor shall the Adviser be under any duty to execute any order in a fashion either preferential to the Company relative to other accounts managed by the Adviser or otherwise materially adverse to such other accounts.

(f)                                   Selection of Brokers or Dealers.  In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Adviser, the Company and/or the other accounts over which the Adviser exercises investment discretion.  The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Company that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that the total commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser with respect to accounts over which it exercises investment discretion.  The Adviser shall report to the Board of Directors of the Company regarding overall commissions paid by the Company and their reasonableness in relation to their benefits to the Company.  Any transactions for the Company that are effected through an affiliated broker-dealer on a national securities exchange of which such broker-dealer is a member will be effected in accordance with Section 11(a) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including Rule 11a2-2(T).  The Company hereby authorizes any such broker or dealer to retain commissions for effecting such transactions and to pay out of such retained commissions any compensation due to others in connection with effectuating those transactions.

(g)                                  Aggregation of Securities Transactions.  In executing portfolio transactions for the Company, the Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be sold or purchased with those of its other clients if, in the Adviser’s reasonable judgment, such aggregation (i) will result in an overall economic benefit to the Company, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses, and trading requirements, and (ii) is not inconsistent with the policies set forth in the Company’s Offering Memorandum.  In such event, the Adviser will allocate the securities so purchased or sold, and the expenses incurred in the transaction, in an equitable manner, consistent with its fiduciary obligations to the Company and such other clients.

4.                                      Representations and Warranties.

(a)                                 The Adviser hereby represents and warrants to the Company as follows:

(i)                                     The Adviser is a corporation duly organized and in good standing under the laws of the State of New York and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder.

(ii)                                  The Adviser is registered as an investment adviser with the Securities and Exchange Commission (the “Commission”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is registered or licensed as an investment adviser under the laws of all applicable jurisdictions.  The Adviser shall maintain such registrations or licenses in effect at all times during the term of this Agreement.

(iii)                               The Adviser at all times shall provide its best judgment and effort to the Company in carrying out the Adviser’s obligations hereunder.

(b)                                 The Company hereby represents and warrants to the Adviser as follows:

(i)                                     The Company has been duly organized as an exempted company with limited liability in the Cayman Islands to engage in business as an open-end management investment company and is authorized to enter into this Agreement and carry out its terms.

5.                                      Compensation.  For all of the services to be rendered as provided in this Agreement, as of the last business day of each month, the Company will pay you no fee.  In the future, the Company may agree to pay you a fee based on the average value of the daily net assets of the Company.  The average value of the daily net assets of the Company shall be determined pursuant to the applicable provisions of the Memorandum and Articles of Association of the Company or a resolution of the Board of Directors, if required.  If, pursuant to such provisions, the determination of net asset value of the Company is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of the Company as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Company’s net assets may lawfully be determined, on that day.  If the determination of the net asset value of the Company has been suspended for a period including such month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Company as last determined (whether during or prior to such month).

6.                                      Interested Persons.  It is understood that, to the extent consistent with applicable laws, the Directors, officers and shareholders of the Company are or may be or become interested in the Adviser as directors, officers or otherwise and that directors, officers and shareholders of the Adviser are or may be or become similarly interested in the Company.

7.                                      Expenses.  As between the Adviser and the Company, the Company will pay for all their expenses other than those expressly stated to be payable by the Adviser hereunder, which expenses payable by the Company shall include, without limitation, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments, which the parties acknowledge might be higher than other brokers would charge when the Company utilizes a broker which provides brokerage and research services to the Adviser as contemplated under Paragraph 3 above; (iii) fees and expenses of the Company’s Directors that are not employees of the Adviser; (iv) legal and audit expenses; (v) administrator, custodian, pricing and bookkeeping, registrar and transfer agent fees and expenses; (vi) fees and expenses related to the registration and qualification of the Company’s shares for distribution under state and federal securities laws; (vii) expenses of printing and mailing reports and notices and proxy material to shareholders, unless otherwise required; (viii) all other expenses incidental to holding meetings of shareholders, including proxy solicitations therefor, unless otherwise required; (ix) expenses of typesetting for printing Offering Memorandums; (x) expenses of printing and mailing Offering Memorandums sent to existing shareholders; (xi) insurance premiums for fidelity bonds and other coverage to the extent approved by the Company’s Board of Directors; (xii) association membership dues authorized by the Company’s Board of Directors; and (xiii) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Company is a party (or to which the Company’s assets are subject) and any legal obligation for which the Company may have to provide indemnification to the Company’s Directors and officers.

8.                                      Non-Exclusive Services; Limitation of Adviser’s Liability.  The services of the Adviser to the Company are not to be deemed exclusive and the Adviser may render similar services to others and engage in other activities.  The Adviser and its affiliates may enter into other agreements with the Company for providing additional services to the Company that are not covered by this Agreement, and to receive additional compensation for such services.  In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, or a breach of fiduciary duty with respect to receipt of compensation, neither the Adviser nor any of its directors, officers, shareholders, agents, or employees shall be liable or responsible to the Company or to any shareholder of the Company for any error of judgment or mistake of law or for any act or omission in the course of, or connected with, rendering services hereunder or for any loss suffered by the Company or any shareholder of the Company in connection with the performance of this Agreement.

9.                                      Effective Date; Modifications; Termination.  This Agreement shall become effective as of the date first above written, provided that it shall have been approved by a majority of the outstanding voting securities of the Company or such later date as may be agreed by the parties following such shareholder approval.

(a)                                 The term of this Agreement shall continue in force for two years from the date the Adviser first provides advisory services to the Company.  Thereafter, this Agreement shall continue in effect for successive annual periods, provided such continuance is specifically approved at least annually (i) by a vote of the majority of the Directors of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval and (ii) by a vote of the Board of Directors of the Company or a majority of the outstanding voting shares of the Company.

(b)                                 The modification of any of the non-material terms of this Agreement may be approved by a vote of a majority of those Directors of the Company who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

(c)                                  Notwithstanding the foregoing provisions of this Paragraph 9, either party hereto may terminate this Agreement at any time on sixty (60) days’ prior written notice to the other, without payment of any penalty.  Such a termination by the Company shall be effected by vote of the Company’s Board of Directors or by vote of a majority of the outstanding voting securities of the Company.  This Agreement shall terminate automatically in the event of its assignment.

10.                               Limitation of Liability of Directors and Shareholders.  The Adviser acknowledges the following limitation of liability:

The terms “CEMPCLSSF Fund Limited” and “Directors” refer, respectively, to the company created and the Directors, as directors, but not individually or personally, acting from time to time under the Memorandum and Articles of Association, such reference being inclusive of any and all amendments thereto so filed or hereafter filed.  The obligations of “CEMPCLSSF Fund Limited” entered into in the name or on behalf thereof by any of the Directors, representatives or agents are made not individually, but in such capacities and are not binding upon any of the Directors, shareholders or representatives of the Company personally, but bind only the assets of the Company, and all persons dealing with the Company or the Company must look solely to the assets of the Company for the enforcement of any claims against the Company.

11.                               Service Mark.  The service mark of the Company and the name “Victory”, “Compass EMP”, and “CEMPCLSSF” (and derivatives thereof) have been licensed to the Company by the Adviser, pursuant to a License Agreement, and their continued use is subject to the right of the Adviser to withdraw this permission under the License Agreement in the event the Adviser or an affiliate of the Adviser is not the investment adviser to the Company.

12.                               Certain Definitions.  The terms “vote of a majority of the outstanding voting securities,” “assignment,” “control,” and “interested persons,” when used herein, shall have the respective meanings specified in the 1940 Act.  References in this Agreement to the 1940 Act and the Advisers Act shall be construed as references to such laws as now in effect or as hereafter amended, and shall be understood as inclusive of any applicable rules, interpretations and/or orders adopted or issued thereunder by the Commission.

13.                               Independent Contractor.  The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Directors of the Company from time to time, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

14.                               Governing Law.  This Agreement shall be governed by the laws of the State of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act or the Advisers Act or any rule or regulation of the Commission thereunder.

15.                               Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

16.                               Notices.  Notices of any kind to be given to the Company hereunder by the Adviser shall be in writing and shall be duly given if mailed or delivered to  Company at 4900 Tiedeman Road, 4th Floor, Brooklyn, Ohio 44144, Attention: President; with a copy to Morrison & Foerster LLP, 250 West 55th Street, New York, New York 10019, or at such other address or to such individual as shall be so specified by the Company to the Adviser.  Notices of any kind to be given to the Adviser hereunder by the Company shall be in writing and shall be duly given if mailed or delivered to the Adviser at 4900 Tiedeman Road, 4th Floor, Brooklyn, Ohio 44144, Attention: President, with a copy to Christopher K. Dyer, or at such other address or to such individual as shall be so specified by the Adviser to the Company.  Notices shall be effective upon delivery.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date written above.

CEMPCLSSF FUND LIMITED		VICTORY CAPITAL MANAGEMENT INC.
By:	/s/ Leigh A. Wilson	By:	/s/ Michael D. Policarpo
Name:	Leigh A. Wilson	Name:	Michael D. Policarpo
Title:	Director	Title:	Chief Financial Officer